Filed pursuant to Rule 433

Free Writing Prospectus dated May 11, 2020

Registration Statement No. 333-233595

Pricing Term Sheet

The Walt Disney Company

1.750% Notes Due 2026

2.200% Notes Due 2028

2.650% Notes Due 2031

3.500% Notes Due 2040

3.600% Notes Due 2051

3.800% Notes Due 2060

This free writing prospectus relates only to the securities of The Walt Disney Company (the “Company”) described below and should be read together with the Company’s preliminary prospectus supplement dated May 11, 2020 (the “Prospectus Supplement”), the accompanying prospectus dated September 3, 2019 (the “Prospectus”) and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	The Walt Disney Company (the “Company”)

Guarantor:	TWDC Enterprises 18 Corp. (the “Guarantor”)

Title of Securities:

1.750% notes due 2026 (the “2026 notes”)

2.200% notes due 2028 (the “2028 notes”)

2.650% notes due 2031 (the “2031 notes”)

3.500% notes due 2040 (the “2040 notes”)

3.600% notes due 2051 (the “2051 notes”)

3.800% notes due 2060 (the “2060 notes”)

Trade Date:	May 11, 2020

Settlement Date (T+2):	May 13, 2020

Maturity Date:	2026 notes: January 13, 2026 2028 notes: January 13, 2028 2031 notes: January 13, 2031 2040 notes: May 13, 2040 2051 notes: January 13, 2051 2060 notes: May 13, 2060

Aggregate Principal Amount Offered:	2026 notes: $1,500,000,000 2028 notes: $1,000,000,000 2031 notes: $2,500,000,000 2040 notes: $1,750,000,000 2051 notes: $2,750,000,000 2060 notes: $1,500,000,000

Price to Public (Issue Price):	2026 notes: 99.741% 2028 notes: 99.675% 2031 notes: 99.932% 2040 notes: 99.900% 2051 notes: 99.864% 2060 notes: 99.857%

Interest Rate:	2026 notes: 1.750% 2028 notes: 2.200% 2031 notes: 2.650% 2040 notes: 3.500% 2051 notes: 3.600% 2060 notes: 3.800%

Interest Payment Dates:

Interest on the 2026 notes will be payable semi-annually in arrears on January 13 and July 13 of each year, commencing on January 13, 2021.

Interest on the 2028 notes will be payable semi-annually in arrears on January 13 and July 13 of each year, commencing on January 13, 2021.

Interest on the 2031 notes will be payable semi-annually in arrears on January 13 and July 13 of each year, commencing on January 13, 2021.

Interest on the 2040 notes will be payable semi-annually in arrears on May 13 and November 13 of each year, commencing on November 13, 2020.

Interest on the 2051 notes will be payable semi-annually in arrears on January 13 and July 13 of each year, commencing on January 13, 2021.

Interest on the 2060 notes will be payable semi-annually in arrears May 13 and November 13 of each year, commencing on November 13, 2020.

Regular Record Dates:

With respect to the 2026 notes, December 30 or June 30, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2028 notes, December 30 or June 30, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2031 notes, December 30 or June 30, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2040 notes, April 30 or October 30, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2051 notes, December 30 or June 30, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2060 notes, April 30 or October 30, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

Use of Proceeds:	The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, including (i) the repayment of commercial paper and (ii) the repayment at maturity of the Guarantor’s 1.800% notes due June 2020 and the Guarantor’s floating rate notes due June 2020.

Proceeds to the Company:	Approximately $10,918,030,000 (after deducting the underwriting discounts but before deducting estimated offering expenses payable by the Company).

Underwriting Discounts:	2026 notes: 0.350% 2028 notes: 0.400% 2031 notes: 0.450% 2040 notes: 0.750% 2051 notes: 0.750% 2060 notes: 0.750%

CUSIP No.:	2026 notes: 254687 FV3 2028 notes: 254687 FW1 2031 notes: 254687 FX9 2040 notes: 254687 FY7 2051 notes: 254687 FZ4 2060 notes: 254687 GA8

ISIN No.:	2026 notes: US254687FV35 2028 notes: US254687FW18 2031 notes: US254687FX90 2040 notes: US254687FY73 2051 notes: US254687FZ49 2060 notes: US254687GA88

Benchmark Treasury:

2026 notes: 0.375% due April 30, 2025

2028 notes: 0.500% due April 30, 2027

2031 notes: 1.500% due February 15, 2030

2040 notes: 2.375% due November 15, 2049

2051 notes: 2.375% due November 15, 2049

2060 notes: 2.375% due November 15, 2049

Benchmark Treasury Price:	2026 notes: 100-04 1⁄4 2028 notes: 99-22 2031 notes: 107-15 2040 notes: 123-10 2051 notes: 123-10 2060 notes: 123-10

Benchmark Treasury Yield:	2026 notes: 0.348% 2028 notes: 0.546% 2031 notes: 0.707% 2040 notes: 1.407% 2051 notes: 1.407% 2060 notes: 1.407%

Spread to Benchmark Treasury:	2026 notes: +145 basis points 2028 notes: +170 basis points 2031 notes: +195 basis points 2040 notes: +210 basis points 2051 notes: +220 basis points 2060 notes: +240 basis points

Yield to Maturity:	2026 notes: 1.798% 2028 notes: 2.246% 2031 notes: 2.657% 2040 notes: 3.507% 2051 notes: 3.607% 2060 notes: 3.807%

Expected Ratings*:	Moody’s: A2/Stable Standard & Poor’s: A-/Negative Watch Fitch: A-/Negative

Optional Redemption:	The notes of any series of notes may be redeemed, in whole or in part, at the option of the Company, at a “make whole” calculated using the Treasury Rate (as defined in the Prospectus Supplement) plus 25 basis points in the case of the 2026 notes, 30 basis points in the case of the 2028 notes, 30 basis points in the case of the 2031 notes, 35 basis points in the case of the 2040 notes, 35 basis points in the case of the 2051 notes and 40 basis points in the case of the 2060 notes.

Par Call Date:	2040 notes: November 13, 2039 2051 notes: July 13, 2050 2060 notes: November 13, 2059

Joint Book-Running Managers:	BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and U.S. Bancorp Investments, Inc.

Co-Managers:	Banca IMI S.p.A., Commerz Markets LLC, ICBC Standard Bank Plc, ING Financial Markets LLC, Loop Capital Markets LLC, Santander Investment Securities Inc., Siebert Williams Shank & Co., LLC, Standard Chartered Bank, Wells Fargo Securities, LLC, Westpac Capital Markets LLC, MFR Securities, Inc., Mischler Financial Group, Inc., Multi-Bank Securities, Inc. and Ramirez & Co, Inc.

*	NOTE: A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL, OR HOLD SECURITIES AND MAY BE SUBJECT TO REVISION OR WITHDRAWAL AT ANY TIME.

The issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BNP Paribas Securities Corp. by telephone (toll-free) at 1-800-854-5674, Credit Suisse Securities (USA) LLC by telephone (toll-free) at : 1-800-221-1037, Deutsche Bank Securities Inc. by telephone (toll-free) at 1-800-503-4611, Goldman Sachs & Co. LLC by telephone (toll free) at 1-212-902-1171 and Morgan Stanley & Co. LLC. by telephone (toll-free) at 1-866-718-1649.